UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2022

____________________

IdentifySensors Biologics Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	85-1615176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

20600 Chagrin Boulevard, Suite 450 Shaker Heights, Ohio	44122
(Address of principal executive offices)	(zip code)

(216) 543-3031

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.0001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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Item 1. Business

As used in this Annual Report, all references to the “Company,” “ISB”, “we,” “us” and “our” refer to IdentifySensors Biologics Corp.

Overview

IdentifySensors Biologics Corp., is a Delaware corporation, founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens specifically for COVID-19 but applicable to other diseases as well. We are developing prototypes of our products and expect to complete initial prototypes during the fiscal year 2023. However, before any commercial sales occur in the U.S., we must complete extensive testing and obtain approval from the U.S. Food and Drug Administration. Such efforts will require significant additional capital.

Because our products and services are specifically designed to address the testing needs for COVID-19, recent developments in the pandemic may affect the demand for and the attractiveness of our products. Many other companies have developed or are developing COVID-19 testing products, some of which have already commenced commercial sales. If the incidence or seriousness of COVID-19 is reduced, there may be significantly less demand for COVID-19 testing products. Our products are being developed as a platform to test for other diseases or pathogens and therefore we believe that our products will have uses and applications beyond COVID-19.

Check4® is a molecular gene detection platform that could be used to detect different types of pathogens. Check4® uses a disposable one-time use cartridge and a reusable reader to test for a given pathogen. The multiplexed cartridge can be used for testing several pathogens at once. The cartridge is inserted into the reader; the user inserts the sample (usually saliva) and the reader sends data to the Cloud for recording and interpretation. The results are displayed in approximately 5 minutes on the user’s smart phone. As of July 2022, ISB has entered a contract with Jabil Inc., a contract manufacturer in St. Petersburg, FL to develop the processes for large scale manufacturing of the cartridge and reader. Check4® is currently used only to test for COVID-19, but we intend to use this cartridge and reader due to test for other bacteria and viruses, using the same nano sensor platform. Additional tests might include: Hepatitis C, HIV, Legionella, MRSA, Lyme, Zika and many more.

The COVID-19 pandemic emerged as one of the costliest humanitarian crises in modern history[1], with millions of lives lost and countless resources deployed to mitigate its impact. Testing gave us a window into the virus and how it spreads and mutates.

Despite the remaining challenges, over 2.1 billion COVID-19 tests have been conducted and reported world-wide as of the date of this annual report.[2] With every mutation and wave of infection, testing demand tends to grow. Within the period beginning October 15, 2021, through November 15, 2021, 293 million tests were conducted worldwide.

Our goal is to provide a COVID-19 test that: (i) is as accurate as laboratory-based reverse transcription polymerase chain reaction (RT-PCR) tests; while being faster; (ii) is more accurate than antigen tests[3]; (ii) can be used at home or at the “point-of-care;” and (iv) is less expensive than other molecular tests currently on the market.

Despite being the world’s largest test provider, the U.S. is still struggling to satisfy demand for a cost-effective, rapid, and highly accurate molecular test that can be conducted at home. The inadequacies of testing in the U.S. seems to be due in-part to an over-reliance on resource-intensive, yet highly accurate laboratory-based RT-PCR tests and cost-effective, yet inaccurate antigen tests. While RT-PCR is considered the most accurate diagnostic method available today, the lab-based test is far too resource intensive to be deployed at scale.

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[1] Jonathan Polosky, Bayard Roberts, COVID-19 and humanitarian crises, September 9, 2022, https://www.biomedcentral.com/collections/covid19humanitariancrises , (last accessed October 21, 2022).

[2] Edouard Mathieu, Hannah Ritchie, Lucas Rodes-Guirao, et al. Coronavirus (COVID-19) Testing, June 23, 2022, https://ourworldindata.org/coronavirus-testing, (last accessed October 21, 2022)

[3] Victoria T. Chu, MD, MPH1,2; Noah G. Schwartz, MD1,2; Marisa A. P. Donnelly, PhD1,2; et al, Comparison of Home Antigen Testing with RT-PCR and Viral Culture During the Course of SARS-CoV-2 Infection, April 29, 2022, https://jamanetwork.com/journals/jamainternalmedicine/fullarticle/2791915, (last accessed October 2

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A stopgap that addressed some of the testing inadequacies includes rapid antigen testing. Antigen tests are known to be rapid and inexpensive, however they are also known to be less accurate than molecular tests.[4] Antigen tests also have demonstrated difficulty in identifying infected individuals with low viral loads. With an estimated half of all COVID-19 cases being transmitted through asymptotic or pre-symptomatic individuals; antigen tests have a limited ability to serve as an effective testing tool.[5]

We intend to fill the gap in testing capability by developing an affordable molecular test that can be conducted frequently and returns results within minutes not only for COVID-19 but for other pathogens like the Flu and RSV. We intend for our test to detect the specific genes of SARS-CoV-2 at concentrations comparable to lab-based RT-PCR tests, while overcoming the following limitations of existing RT-PCR-based molecular tests: (i) amplification, a critical step of RT-PCR tests that duplicates target DNA regions so it can be analyzed and (ii) amplification required the use of reagents such as DNA polymerase, deoxynucleotide triphosphates and PCR buffers that have a limited shelf-life and have temperature-related storage requirements.

Development of our products has not been completed and has not been subjected to any third-party testing. We currently have a prototype for the reader that is being optimized for scalable manufacturing. We are in the process of completing a prototype of the cartridge, which is also being tested, evaluated, and being optimized for scalable manufacturing.

We are at the beginning phases of the manufacturing process and have a signed agreement with Jabil for completing the manufacturing process. We cannot yet market or sell any of our products in certain markets that require FDA approval and we cannot guaranty that we will obtain such approval or market acceptance. Although ISB is now under contact with Jabil, a worldwide manufacturer of medical devices, we cannot guarantee that our products will be successfully developed and commercialized.

Our software, including the Android and IOS mobile application is currently developed and is currently in beta phase. Mobile Testers are able to download the software via “TestFlight” on iOS and Android.

Our proposed cartridge plus reader approach avoids some of the elements that limit other molecular tests such as enzymatic reactions (reverse transcriptase), amplification, sample preservation or sample transportation, and exposure to extremes of temperature, all of which increase the risk of inaccurate results.

As of the date of this report, we have successfully and repeatedly identified the N1 gene for target RNA in heat-inactivated virus saliva test samples and in heat-inactivated clinical saliva samples at concentrations comparable to lab-based RT-PCR tests. The time of detection is approximately five minutes. As of the date of this report, we have been developing, and are about to complete prototypes. We have not commissioned any third-party studies to verify our internal testing results and findings. Further development is needed to achieve repeatable results under various conditions required by regulators, manufacturers, and consumers and to be able to achieve detection of up to 3 different pathogens in one cartridge.

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[4] Robert Service, Coronavirus antigen tests: quick and cheap, but too often wrong?, May 22, 2020, https://www.science.org/content/article/coronavirus-antigen-tests-quick-and-cheap-too-often-wrong, (Last accessed October 21, 2022)

[5] Robert Service, Coronavirus antigen tests: quick and cheap, but too often wrong?, May 22, 2020, https://www.science.org/content/article/coronavirus-antigen-tests-quick-and-cheap-too-often-wrong, (Last accessed October 21, 2022)

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Table 1 presents critical elements of RT-PCR molecular tests and how our molecular test compares to them. We intend our test to be faster, more scalable, more cost-effective, digital and to present fewer production and operational challenges by not relying on enzymes or reagents that may have supply availability and quality issues. We also intend to have a simple sample collection and testing method that does not require sample preservation, amplification and that returns results in minutes.

Table 1: Comparison of Critical Test Elements Between Laboratory-Based RT-PCR Tests and IdentifySensors Biologics’ Rapid Electrochemical Point-of-Care Test

Critical Test Element	Laboratory-Based RT-PCR Molecular Tests	IdentifySensors Biologics Electrochemical Test
Sample Collection	Nasal or Throat Swab	Saliva
Sample Preservation/Transportation	Yes	No
Selectivity/Sensitivity	EUA	Pre-EUA
Use of Enzymes & Reagents	Yes	No
Use of Amplification	Yes	No
Speed	Days (Often)	Minutes (Always)
Scalability	Low (Laboratory-Based)	High (Point-of-Care)
Cost-Effectiveness	Low (actual $150/test)	High (estimated $38/test with one-time purchase of reusable reader for $108)
Test Output	Manual/Written (Often)	Automatic/Digital (Always)
Test Reporting Extremes of Temperature Sensitive	Manual/Transcribed (Often) Yes	Automatic/Cloud (Always) No

Intended Target Markets

We intend to target three markets: 1) essential businesses, testing clinics and other healthcare facilities (referred throughout as BUSINESSES), 2) individuals and families (referred throughout as INDIVIDUALS & FAMILIES), and 3) public sector agencies responsible for providing highly available and affordable COVID-19 testing (referred throughout as PUBLIC).

1.	BUSINESSES operating in critical and essential industries such as education, healthcare, retail, transportation and trade, travel and hospitality and agriculture among other industries need a fast, accurate and inexpensive high-volume option for implementing robust testing programs. The simplicity of our platform could allow the test to be administered at a nurse’s station using a saliva test sample, with the results being transmitted to a secure private cloud within minutes where the results are stored and managed. The system could also automatically perform the standard reporting to state health laboratories and the CDC, enabling real-time tracking, tracing, and more efficient management of pandemic resources. The system could also integrate with Electronic Health Record (EHR) systems, Customer Relationship Management (CRM) systems and various other security and enterprise data systems.

2.	INDIVIDUALS & FAMILIES need a fast, accurate and inexpensive personal diagnostic platform for regular testing to mitigate the risk of contracting COVID-19 from daily activities. The platform device intends to be able to be operated by untrained individuals at home or in non-clinical settings using saliva samples, with results being transmitted wirelessly within minutes to a software app on a personal smart device. Standard routine reporting for infectious disease can be performed automatically via the cloud.

3.	PUBLIC needs access to rapid, accurate and inexpensive testing technology that definitively diagnoses COVID-19 infections. The diagnostic platform intends to serve public sector entities responsible for administering high volumes of public COVID-19 testing. The platform intends to be operated by trained professionals in non-clinical settings such as airports, ports of entry, train stations, parking lots or other public testing locations, with results transmitted by Wide Area Network (WAN) to the private cloud for rapid processing, tracking, tracing and pandemic resource management. Standard routine reporting for infectious disease can be performed automatically via the cloud.

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Overview of the Diagnostics & Medical Laboratories Industry

The total addressable market for laboratory-based molecular tests depends on how many tests are conducted each day. We believe that testing demand for pathogens is in-part a function of price per test, accuracy of the test and timeliness of delivering test results.

The two largest providers of molecular tests, Quest Diagnostic and Laboratory Corporation of America Holdings dominate the Diagnostics and Medical Laboratory Industry controlling about 24.5 percent of the market.[6]

 Prior to the pandemic, the Diagnostics & Medical Laboratories industry generated $67.6 billion in annual revenue and $12.7 billion in annual profit. More than 62.2 percent of the revenue comes from pathology services, which is the branch of medicine that deals with examination of biological samples for forensic or diagnostic purposes.[7]

Centralized lab-based pathology services, however, faced significant challenges during the pandemic. On-site and rapid delivery of results became important factors in determining whether a test was to be applied and in which setting. The growing need for test results that are not only accurate but timely, can place the entire business model of centralized lab-based pathology services at risk of disruption by point-of-care devices. This disruptive trend was underway prior to the pandemic which accelerated the market transition.

Preventive Medicine

Medical professionals are increasingly practicing preventative medicine, where testing bodily fluids is a primary tool. Many medical problems are reflected in patient’s bodily fluid before any noticeable symptoms. The rising cost of healthcare in the U.S. has encouraged the use of preventive care, including laboratory testing, to decrease patient’s need for costly procedures further down the road.

Cost of Services, Reimbursements and Health Expenditure

For laboratory-based testing, the patient is estimated to pay about 10 percent of costs. While the cost sharing is designed to reduce overuse of laboratory-based testing health services by making patients more aware of service costs, the reimbursement levels by private and public insurers also signal the high value of such services.

Under the centralized laboratory-based testing model, the patient does not initiate the use of laboratory testing, though; rather, physicians refer patients to laboratories. Since physicians or other healthcare providers request laboratory tests to aid with the diagnoses or monitoring of a patient's medical condition, demand is more sensitive to the number of physician visits than to the cost of industry services. This sensitivity to demand would not be a constraint under a decentralized testing model that uses point-of-care diagnostics.

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[6] Jack Curran, Diagnostic & Medical Laboratories in the US, August, 2022, https://my.ibisworld.com/us/en/industry/62151/major-companies (last accessed October 21, 2022)

[7] Jack Curran, Diagnostic & Medical Laboratories in the US, August 2022, https://my.ibisworld.com/us/en/industry/62151/industry-at-a-glance (last accessed October 25, 2022)

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An Affordable Rapid Molecular Self-Test that Can Be Conducted Frequently is Needed

Molecular assays tests are often expensive to conduct frequently, and they rarely return results immediately. [8]

We intend to increase testing capabilities by delivering an affordable rapid molecular diagnostic platform that can be used frequently and overcomes many of the shortcomings of lab-based tests without sacrificing accuracy.

Our diagnostic platforms are expected to integrate with smartphones, cloud services, electronic health records (EHR), cloud record management (CRM) and security systems for automated track, trace and pandemic resource management.

We hope that eventually the diagnostic platforms that we intend to develop for COVID-19 can be adapted to detect other pathogens and diseases, particularly detecting pathogens in the food supply. At this time, we have not functionalized the platform for any other pathogens as we focused our efforts on developing the platform for COVID-19.

Product Development & Implementation

The molecular self-test that we intend to offer is a simple saliva test that will seek out the very specific genes of COVID-19 in the saliva test sample. Unlike other molecular tests including the RT-PCR test, our test intends to not require reagents, enzymes and most importantly the duplication and amplification of the target genes of the COVID-19 virus.

Table 4 presents how our rapid molecular self-test compares to the gold standard Laboratory-Based RT-PCR and addresses the challenges that limit widespread use of RT-PCR tests. Specifically, our diagnostic does not intend to involve complex and expensive equipment and materials sourced outside of the U.S., nor does our device rely on highly technically trained personnel to administer the test. We expect our test to have a much simpler sample extraction process that does not involve sample preservation, transportation, or amplification.

Limitations of Laboratory-Based RT-PCR	IdentifySensors Biologics Rapid Molecular Diagnostic Device

Complex lab equipment, reagents sourced outside U.S. and technically trained personnel.	Simplified components for self-testing.

Multi-step sampling process, involving preservation and reverse transcription and amplification following extraction.	Single step of placing saliva in sensor cartridge, receiving results within minutes without amplification.

Limited capacity and variable reliability due to need to preserve, reverse transcribe and amplify sample.	Test cartridges are inexpensive costing $38 and don’t require sample preservation which allows for more frequent testing.

Results returned in hours.	Results within minutes.

Expensive equipment that requires maintenance and trained personnel.	Inexpensive readers have high test throughput without requiring maintenance.

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[8] Center for Disease Control and Prevention, Information on Rapid Molecular Assays, RT-PCR, and other Molecular Assays for Diagnosis of Influenza Virus Infection, October 21, 2019, https://www.cdc.gov/flu/professionals/diagnosis/molecular-assays.htm, (last accessed October 25, 2022)

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Various Diagnostic Platforms for Various Methods of Testing and Various Target Markets

Testing for COVID-19 typically involves three types of settings: at a clinic, at a public testing station and more recently at a home using a self-test. The setting is determined primarily by the type of test and the ability of untrained individuals to conduct the test.

RT-PCR tests are often conducted in CLIA-certified laboratories, with test samples being collected at clinics, public testing stations and even at home using collection kits that are mailed to labs for testing.[9] Other types of tests such as antigen and antibody tests are different than RT-PCR in that they can be conducted at the point-of-care, which can include clinics, testing stations and the home.

It has become clear that highly accurate rapid molecular tests conducted at private businesses, clinics and homes is the most desirable option. Our objective is to deliver a highly accurate molecular-based test capable or rapid results and automatic reporting of results in various settings including at businesses and clinics, at homes and at public testing stations.

Strategic Relationship with Purdue University

The Company has entered into a Strategic Alliance Agreement with Purdue University pursuant to which Purdue University researchers assist the Company to commercialize electrochemical devices for the rapid detection of SARS-CoV-2 viral nucleic acid in saliva, nasal swabs, and sputum. The research team is now led by Rupesh Mishra PhD. Thomas G. Sors, the Company’s Chief Science Officer, is also member of the Purdue University community as the Assistant Director of the University’s Institute of Inflammation, Immunology, and Infectious Disease.

The Company believes that the researchers at Purdue University, in collaboration with Dr. Hummer and the Company’s other employees and consultants, can quickly help commercialize a point-of-care detection device for COVID-19 and other pathogens that could be capable of transmitting detection data to disease control centers. Such technology intends to enable quicker treatment and preventive measures, and significantly help to contain massive disease outbreaks.

Target Markets & Customers

The markets we intend to initially target are determined in-part by regulatory standards, the opportunity cost of virus outbreaks and by negative health outcomes associated with the proliferations of pathogens. These markets could include clinics, medical facilities, businesses operating in essential industries and individuals and families interested in frequent testing as a means of managing the risk of exposure. Ultimately, we believe our testing platform is applicable to everyone everywhere, including the U.S. and other countries world-wide.

Health Outcomes Among Leading Factors in Identifying Target Markets & Customers

Older people, particularly those with underlying health conditions are most susceptible to negative health outcomes from COVID-19 and other pathogens and should be tested often.[10] As of November 30, 2021, more than 90 percent of deaths involving COVID-19 in the U.S., were attributed to people aged 50 or older. The oldest cohort, age 85 and older accounted for the largest share of 27 percent followed by age group 75-84 accounting for 26 percent of COVID-19 deaths and age group 65-74 accounting for 23 percent and age 50-64 accounting for 18 percent of deaths through November 10, 2021.[11]

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[9] California Department of Public Health, COVID-19 for Laboratories: Frequently Asked Questions, March 9, 2022, https://www.cdph.ca.gov/Programs/OSPHLD/LFS/Pages/COVID-19FAQ.aspx?TSPD_101_R0=087ed344cfab200022a429708be47a2da9fdb15b9d51a2b4a4991b3d13555c03 faacd063414099490848986f311430006c602655219bec4606775b3e700740597f6f54e60337ebb3da4332f744ab2ee2d340dcb5d89d9248d9312d13537ea52f
(last accessed October 25, 2022)

[10] Center for Disease Control and Prevention, COVID-19 Risks and Vaccine information for Older Adults, August 4, 2021, https://www.cdc.gov/aging/covid19/covid19-older-adults.html , (last accessed October 21, 2022).

[11] Meredith Freed, Tricia Neuman, Jennifer Kates, et al. Deaths Among Older Adults Due to COVID-19 Jumped During the Summer of 2022 Before Falling Somewhat in September, October 06, 2022, https://www.kff.org/coronavirus-COVID-19/issue-brief/deaths-among-older-adults-due-to-COVID-19-jumped-during-the-summer-of-2022-before-falling-somewhat-in-september/, (last accessed October 24, 2022

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In the U.S., 34 percent of the population is age 50 or older and an estimated 60 percent of American adults have at least one chronic medical condition.[12] While not all chronic conditions have proven to be associated with negative health outcomes from COVID-19, obesity is one of the most common underlying health conditions associated with severe COVID-19 and 40 percent of U.S. adults have obesity.[13] The other underlying health conditions shown to be most associated with negative health outcomes from COVID-19 in the U.S., include chronic kidney disease, chronic obstructive pulmonary disease, weakened immune system, heart condition, sickle cell disease, type 2 diabetes and anxiety or fear-related disorders.[14]

While there are many factors that seem to make the U.S. population more susceptible to severe COVID-19, one factor could be that the U.S. population is simply less healthy than the populations of comparable developed nations.[15] The U.S. has the highest chronic disease burden and obesity rate of any country, which is two times higher than the OECD average. The U.S., compared to peer nations, has among the highest number of hospitalizations from preventable causes and the highest rate of avoidable deaths.[16]

Progressive & Assisted Living Facilities Most At-Risk

Given that older people with underlying or chronic health conditions seem to be most susceptible to severe COVID-19, we intend to target states where high-risk individuals live, particularly progressive and assisted living facilities.

Progressive and assisted living facilities are seen to be among the highest priority target markets. In 2019, there were approximately 1.3 million residents receiving care across 15,450 nursing facilities in the U.S., with about 86 percent of those facilities having deficiencies related to controlling and preventing infection. Deficiencies related to the spread of infectious disease are common in nursing facilities and often go unaddressed. [17]

The U.S. states with the highest share of nursing homes with deficiencies related to the spread of infection include California, Michigan, Idaho. Delaware, Illinois, Mississippi, Missouri, and Alabama[18]. The share of facilities in these states with infection prevention and control deficiencies exceeds 50 percent. Given the importance of following infection control procedures in mitigating the spread of the virus, facilities that have historically reported infection control deficiencies could be at elevated risk of an outbreak.

Essential Industries Have a High Opportunity Cost of Disruption from COVID-19

IdentifySensors Biologics intends to prioritize the following target markets and customers: education and healthcare services, wholesale and retail trade, leisure and hospitality, transportation and utilities, and agriculture and related food processing among other essential industries. All together, these industries operating in the U.S. employed 81.7 million people in 2019 or more than half of total employment. Prioritization of these target markets is subject to change.

Intellectual Property

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals, and agriculture. The intellectual property portfolio that we license consists of at least six issued utility patents and seven pending patents. We have the right to world-wide use of these six granted patents and seven pending patents as well as future patents through perpetual licenses with our parent companies, IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC.

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[12] Peter Boersma, MPH; Lindsey I. Black, MPH Brian W. Ward, PhD, Prevalence of Multiple Chronic Conditions Among US Adults, 2018, September 17, 2020, https://www.cdc.gov/pcd/issues/2020/20_0130.htm, (last accessed October 24, 2022)

[13] Centers for Disease Control and Prevention, CDC updates, expands list of people at risk of severe COVID-19 illness, June 25, 2020, https://www.cdc.gov/media/releases/2020/p0625-update-expands-COVID-19.html, (last accessed October 25, 2022)

[14] Centers for Disease Control and Prevention, Underlying Medical Conditions Associated with Higher Risk for Severe COVID-19: Information for Healthcare Professionals, June 15, 2022, https://www.cdc.gov/coronavirus/2019-ncov/hcp/clinical-care/underlyingconditions.html, (last accessed October 24, 2022)

[15] Mauricio Avendano and  Ichiro Kawachi, Why do Americans have shorter life expectancy and worse health than people in other high-income countries?, January 9, 2014, https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4112220/, (last accessed October 24, 2022)

[16] Roosa Tikkanen, Melinda K. Abrams,
U.S. Health Care from a Global Perspective, 2019: Higher Spending, Worse Outcomes?, January 30, 2020, https://www.commonwealthfund.org/publications/issue-briefs/2020/jan/us-health-care-global-perspective-2019, (last accessed October 25, 2022)

[17] U.S. Department of Health and Human Services, Audit of Nursing Home Infection Prevention and Control Program Deficiencies, https://oig.hhs.gov/reports-and-publications/workplan/summary/wp-summary-0000471.asp, (Last accessed October 25, 2022)

[18] U.S. Department of Health and Human Services, Trends in Deficiencies at Nursing Homes Show That Improvements Are Needed To Ensure the Health and Safety of Residents, April 2019, https://oig.hhs.gov/oas/reports/region9/91802010.pdf, (Last accessed October 25, 2022)

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Description of License Agreement

IdentifySensors Fresh Food Enterprises, LLC (ISFFE) has granted the Company an exclusive license to use the carbon nanotube intellectual property, including patents, patents pending, technology, enhancements, tradenames, trademarks, trade secrets and processes. The Company can make, use, and sell any products derived from the intellectual property in the clinical diagnostic industry only. ISFFE does not own all such intellectual property but has rights to grant the license pursuant to a separate license agreement from Identify Sensors, LLC, which in turn licenses the intellectual property from Dr. Gregory. Hummer (see “Risk Factors—Conflicts of Interest”).

Licensed IP. The intellectual property licensed to the Company includes six (6) patents and seven (7) patents pending, as described below. The Company also has the right to use the tradename “IdentifySensors.” The Company believes that such intellectual property is sufficient to develop and commercialize the products and services intended to be offered by the Company.

No Fees or Royalties. The Company does not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE could receive distributions, if any, with respect to its Common Stock in proportion to its ownership percentage.

Term. The License Agreement is perpetual but is subject to early termination by ISFFE only if we attempt to assign the rights to the License Agreement to a third party without ISFFE’s consent.

Scope of License. The patent is worldwide and permits the Company to make, use and sell its products anywhere in the world. We may only use the licensed intellectual property in the clinical diagnostic industry. IdentifySensors, LLC and ISFFE have or may in the future grant the right to use the intellectual property in other industries or for other applications and we will have no rights or interest in such other industries or applications.

Ownership of Enhancements, Improvements and Modifications. The License Agreement provides that all enhancements, improvements, modifications, or other changes to the intellectual property will be the exclusive property of ISFFE, even if developed by the Company, but ISFFE will license such enhancements or developments back to us pursuant to the License Agreement.

Indemnification. We have agreed to indemnify and defend ISFFE against any suits, claims or damages arising from our actions, from any product liability related to our products and from our breach of the License Agreement. ISFFE has agreed to indemnify and defend us against claims of infringement by third parties.

Patent Description

The patents licensed to the Company from IdentifySensors, LLC have broad claims to devices, systems, and methods for detecting chemicals and pathogens. These patents are licensed to IdentifySensors, LLC or owned by IdentifySensors, LLC and IdentifySensors, LLC has granted to us the exclusive right to make, use and practice within the clinical diagnostics business vertical as described in this annual report. Ownership and right to enforce of all patents shown and future patents derived within the business vertical reside with IdentifySensors, LLC.

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Production & Marketing

Testing and Evaluating Platform Devices Seeking FDA Approval

The FDA has specified templates for commercial manufacturers seeking Emergency Use Authorization (EUA). We intend to closely follow provided templates, particularly those templates that relate to molecular diagnostic tests in crafting a test and development plan.

The test and development plan could consist of steps aimed at generating the appropriate data and information required by the FDA for pre-EUA and EUA submission. FDA recommends that the following validation studies be conduction for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Inclusivity, Cross-reactivity, and Clinical Evaluation.

Product Manufacturing Standards

We intend to pursue current good manufacturing practice (CGMP), a system for ensuring that products are consistently produced and controlled according to quality standards. The process could be designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product.

CGMP requirements for medical devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the act).[19] The Code was amended in 1990, when FDA undertook the revision of the CGMP regulation to add the design controls authorized by the Safe Medical Devices Act. The amended code provides consistency, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Organization for Standards (ISO) 9001:1994 "Quality Systems--Model for Quality Assurance in Design, Development, Production, Installation, and Servicing,” and the ISO committee draft revision of ISO/CD 13485 "Quality Systems--Medical Devices--Supplementary Requirements to ISO 9001.”

We also intend to follow guidance on product manufacturing for molecular diagnostic devices provided by FDA. Under FDA guidance, we intend to meet product manufacturing requirements, including providing information on the following: manufacturing capabilities, production capacity, production timeframe, components included with test, software validation, testing capabilities and sample stability.

In addition to our intention of complying with CGMP practices and FDA standards, we intend to work with manufacturing partners that are ISO-certified (ISO 9001, ISO 13485 and EN ISO 13485) and compliant to FDA 21 CFR820.

Scaling Diagnostic Platform Production

The diagnostic platform is intended to be based on semiconductors currently in volume production by Tier-1 semiconductor manufacturers or chip printers. This could provide many options for sourcing components and negotiating assembly contracts. Jabil is our contract manufacturer, and we believe it has this capability.

Existing ISO-9001 qualified component distribution channels intend to support initial product ramp-up to minimize the risk of counterfeit components.

The durable components of the platforms intend to be designed using mainstream electronics manufacturing processes allowing us to have a variety of vendors concurrently manufacturing to minimize the risk of single-point failure.

All products intend to be designed for automated test and assembly to decrease costs and increase uniformity.

______________________

[19] U.S. Food & Drug Administration, Quality System (QS) Regulation/Medical Device Good Manufacturing Practices, February 23, 2022, https://www.fda.gov/medical-devices/postmarket-requirements-devices/quality-system-qs-regulationmedical-device-good-manufacturing-practices

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Distribution & Marketing Channels

Distributors are essential partners in getting medical device products to market. They often add efficiency to a supply chain that connects two highly fragmented markets – the more than 6,500 medical device companies and the more than 180,000 healthcare facilities that serve as points of dispensation.

Product Pricing & Positioning

The price that most U.S. insurers could pay for a single laboratory-based molecular RT-PCR COVID-19 test is between $100.00 and $150.00.[20]

One of the primary intended goals in the development of our proposed platforms is to significantly lower the cost per test and drastically reduce test result turnaround time from days to minutes. The estimated price per test for our diagnostic platform is expected to be $38 plus a one-time purchase of durable components, which price range are set forth below. The durable component is a reusable reader that integrates with a smartphone for $108.

Table 5: Estimated Pricing for Each Diagnostic Platform

Estimated Price	BUSINESS	HOME	PUBLIC
Durable Components	$108.00	$108.00	$108.00
Disposable Components	$38.00	$38.00	$38.00

Note: 1) Durable components could consist of a reader. The reader intends to transmit test measurement data to the Cloud where it can be interpreted further to generate a test result. Disposable components could consist of a saliva sample collection swab and a test cartridge. The test cartridge could contain the biosensor that can connect with the reader. 2) Estimated pricing is subject to change.

Go to Market Strategy & Addressable Market

The purpose of developing a “Go-to-Market” (GTM) strategy is to connect the dots in a coherent plan, orchestrate activities and align strategic resources towards a common goal of growing sales. Equally important, a GTM strategy provides a framework for measuring progress in achieving near-term goals or long-term strategic business growth objectives. It also helps early identification and diagnosis any issues that hamper success.

While a GTM is helpful for planning, such plans may change throughout the course of business operations, and we expect our business is no different – the following GTM strategy is subject to change.

Our Rapid Molecular Diagnostic Value Proposition

We intend to help deliver widespread testing that is not only affordable, but effective by providing immediate test results. Our molecular self-test could be performed at home and is intended to be so simple that anyone can do it. The test intends to have the following advantages over other molecular tests:

•	Detects the nucleic acid that is inside the virus without using sample preservation, sample transportation, reverse transcription, amplification or enzymes and reagents that are in short supply.
•	Uses unprepared saliva as the test sample instead of nasopharyngeal swab.
•	Cost per test is intended to be about four times less expensive than the cost of laboratory-based molecular tests.
•	Test results intended to be provided in minutes not days.
•	Platform intends to allow for frequent testing including daily.
•	Test results intend to be provided in a digital output that can be transmitted to smartphone using Bluetooth.
•	Test results intend to be automatically reported to state lab and CDC via AIMES platform.
•	Easily manufactured in the U.S. and could be scaled to meet demand.
•	Platform could be used for many other viruses like Influenza A and B and bacterial pathogens.

__________________________

[20]  Nisha Kurani, Karen Pollitz, Dustin Cotliar, COVID-19 test prices and payment policy, April 28, 2021, https://www.healthsystemtracker.org/brief/COVID-19-test-prices-and-payment-policy/, (last accessed October 25, 2022)

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Government Regulation

The Food and Drug Administration (FDA) is responsible for protecting the public health by ensuring safety, efficacy and security of human and veterinary drugs, biological products and medical devices. The agency also ensures the safety of the U.S. food supply, cosmetics and products that emit radiation.

The agency is currently using its emergency use authorization (EUA) authority to strengthen the country’s response to the COVID-19 pandemic. The determination of the public health emergency was made by the Secretary of the Department of Health and Human Services on February 4, 2020, pursuant to section 564 of the Federal Food, Drug and Cosmetic (FD&C) Act. As of this date the FDA is still acting under EUA authority.

On the basis of this determination, the Secretary of HHS subsequently declared that existing circumstances justify the authorization of emergency use of in vitro diagnostics for the detection and/or diagnosis of COVID-19 (February 4, 2020), personal respiratory protective devices (March 2, 2020), and other medical devices, including alternative products used as medical devices (March 24, 2020), for use during the COVID-19 outbreak pursuant to section 564 of the Act and subject to the terms of any authorization issued under that section.[21]

In vitro diagnostic (IVD) devices are tests performed on samples taken from the human body, such as swabs of mucus from inside the nose or back of the throat, saliva, or blood taken from a vein or fingerstick. IVDs can detect diseases or other conditions and can be used to monitor a person's overall health to help cure, treat, or prevent diseases. [22]There are several types of SARS-CoV-2 and COVID-19 related IVDs:

•	Diagnostic Tests - Tests that detect parts of the SARS-CoV-2 virus and can be used to diagnose infection with the SARS-CoV-2 virus. These include molecular tests and antigen tests.

•	Serology/Antibody Tests - Tests that detect antibodies (e.g., IgM, IgG) to the SARS-CoV-2 virus. Serology/antibody tests cannot be used to diagnose a current infection.

•	Tests for Management of COVID-19 Patients - Beyond tests that diagnose or detect SARS-CoV-2 virus or antibodies, there are also tests that are authorized for use in the management of patients with COVID-19, such as to detect biomarkers related to inflammation. Once patients are diagnosed with COVID-19 disease, these additional tests can be used to inform patient management decisions.

As outlined in Section V.A. of the FDA guidance document Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency (Revised), FDA recommends that the following validation studies be conducted for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Clinical Evaluation, Inclusivity, and Cross-reactivity.

Limit of Detection Study

A limit of detection study should determine the limit of detection (LoD) utilizing all components of the test system from sample preparation to detection. We intend to test sensor performance using inactivated virus spiked into real clinical matrix (e.g., BAL fluid, saliva, etc.)

FDA recommends that preliminary LoD be determined by testing a 2-3-fold dilution series of three replicates per concentration. The lowest concentration that gives positive results 100% of the time is defined as the preliminary LoD. The final LoD concentration should be confirmed by testing 20 individual extraction replicates at the preliminary LoD. FDA defines LoD as the lowest concentration at which 19/20 replicates are positive.

________________________

[21] U.S. Food & Drug Administration, Coronavirus Disease 2019 (COVID-19) Emergency Use Authorizations for Medical Devices, February 4, 2020, https://www.fda.gov/medical-devices/emergency-use-authorizations-medical-devices/coronavirus-disease-2019-COVID-19-emergency-use-authorizations-medical-devices, (last accessed October 25, 2022)

[22] U.S. Food & Drug Administration, In Vitro Diagnostics, May 2, 2022, https://www.fda.gov/medical-devices/products-and-medical-procedures/in-vitro-diagnostics, (last accessed October 25, 2022)

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Clinical Evaluations

Clinical evaluations of specimens, such as saliva, oral fluids, buccal swabs or other should test two paired specimens from at least 30 positive and 30 negative patients. Consecutively collected specimens are preferred. Specimens representing a wide range of viral load including low positive samples should be tested. One specimen from each patient should be collected by a healthcare worker using a nasopharyngeal (NP) swab and tested with an assay authorized for use with NP specimens. FDA recommends selecting a comparator assay that has established high sensitivity with an internationally recognized standard or FDA SARS-CoV-2 Reference Panel.

The other specimen from each patient should be the alternative specimen and should be tested with your candidate EUA diagnostic, provided it is authorized for testing of NP specimens, or using a previously authorized test with an NP swab claim. To minimize the occurrence of discordant results due to biological variability, both samples should be collected within a brief period of time. FDA believes ≥95% positive percent agreement with similar Ct values for the paired specimen types is acceptable performance.

Seeking approval for screening individuals without symptoms, FDA recommends that you conduct a clinical study in the intended population. In the clinical study, results from for your diagnostic and a comparator diagnostic should be compared for each patient enrolled.

When seeking approval for diagnostic devices intended for near patient or POC testing, data must be provided to demonstrate that non-laboratory personnel can perform the test accurately in the intended use environment.

Inclusivity Study

We intend to document the results of an inclusivity study that demonstrates the strains of SAR-CoV-2 that can be detected by the proposed molecular test. According to the FDA guidance, it is acceptable to conduct an in-silico analysis of published SARS-CoV-2 sequences using the molecular test’s primers and probes. FDA anticipates that 100% of published SAR-CoV-2 sequences will be detectable with the selected primers and probes.

Cross-Reactivity Study

Cross-reactivity studies are performed to demonstrate that the test does not react with related pathogens, high prevalence disease agents and normal or pathogenic flora that are likely to be encountered in a clinical specimen.

FDA recommends cross-reactivity wet testing on common respiratory flora and other viral pathogens at concentrations of 106 CFU/ml or higher for bacteria and 105 pfu/ml or higher for viruses, except for ARS-Coronavirus and MERS-Coronavirus, which can be accomplished by in silico analysis.

As an alternative, FDA believes an in-silico analysis of the molecular test primer and probes compared to common respiratory flora and other viral pathogens can be performed. For this guidance, FDA defines in silico cross-reactivity as greater than 80% homology between one of the primers/probes and any sequence present in the targeted microorganism. In addition, FDA recommends that developers follow recognized laboratory procedures in the context of the sample types intended for testing for any additional cross-reactivity testing.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion relates to the historical operations and financial statements of IdentifySensors Biologics Corp for the fiscal year ended June 30, 2022, and the fiscal year ended June 30, 2021.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this annual report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this annual report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this annual report.

Company Overview

IdentifySensors Biologics Corp., is a Delaware corporation, founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens specifically for COVID-19 but applicable to other diseases as well. We are developing prototypes of our products and expect to complete initial prototypes during the fiscal year 2023. However, before any commercial sales occur in the U.S., we must complete extensive testing and obtain approval from the U.S. Food and Drug Administration. Such efforts will require significant additional capital.

Because our products and services are specifically designed to address the testing needs for COVID-19, recent developments in the pandemic may affect the demand for and the attractiveness of our products. Many other companies have developed or are developing COVID-19 testing products, some of which have already commenced commercial sales. If the incidence or seriousness of COVID-19 is reduced, there may be significantly less demand for COVID-19 testing products. Our products are being developed as a platform to test for other diseases or pathogens and therefore we believe that our products will have uses and applications beyond COVID-19.

As of June 30, 2022, the Company has not yet commenced commercial sales or generated any revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and raising capital, principally through the sales of common stock and loans from affiliates. The Company’s expenses have been primarily research and development costs, administrative expenses, and professional fees. The Company will incur significant additional research and development expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

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Financial Condition and Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities

Results of Operations

Fiscal Year Ended June 30, 2022

We incurred a net loss for the fiscal year ended June 30, 2022, of $3,061,059.

No revenue was earned or recognized during the fiscal year ended June 30, 2022. During our fiscal year ended June 30, 2022, we raised $4,088,105 from the sale of common stock.

Total operating expenses in the year ended June 30, 2022, were $3,063,289 as compared to $1,897,402 for year ended June 30, 2021. The increase is because as of June 30, 2021, our operations were just getting underway, and expenses were beginning to be incurred. Operating expenses include $1,374,083 in research and development expenses, $1,047,234 in office and administrative expenses, $388,035 in marketing expenses, and $253,937 in professional fees.

Research and Development. Research and development costs were $1,374,083 for the year ended June 30, 2022, as compared to $444,666 for the year ended June 30, 2021. The research and development expenses consist of $123,105 to Purdue University, subcontractor expenses of $406,333, payroll costs of $140,539, manufacturing costs of $29,469, computer costs of $100,668, rental costs of $15,300, miscellaneous costs of $24,491 and lab supply costs of $534,178 for the year end June 30, 2022, as compared to $444,666 in research and development expenses for the year ended June 30, 2021. The research and development expenses consist of $216,390 to Purdue University, subcontractor expenses of $161,550, and lab supply costs of $66,726 for the year ended June 30, 2021. The increase in research and development expenses is due to increased testing and lab costs related to testing and analysis to meet the validation requirements which are necessary in order to obtain approvals needed to sell products to customers.

Office and Administrative Expenses. Office and administrative expenses for the year ended June 30, 2022, were $1,047,234 and consist of consulting, management services, sales consulting, stock awards, and operations of the Company. Office and administrative expenses for the year ended June 30, 2021, were $963,212 and consist of advertising, management services, marketing, stock awards and operations of the Company. The increase is attributable to a slight increase in fees for various consulting and management services.

Professional Expenses. Legal and professional expenses for the year ended June 30, 2022, were $253,937 and consist of accounting and audit fees, legal expenses associated with business activities as well as patents and Security and Exchange Commission requirements, consulting expenses of members of management, and expenses related public offerings and operations of the Company. Legal and professional expenses for the year ended June 30, 2021, were $489,524 and consist of accounting and audit fees, legal expenses associated with contracts, expenses related public offerings and operations of the Company. The decrease in professional fees is attributable to reduced costs related to incorporation expenses and initial public offering expenses.

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Other Income (Expense). Other income (expense) was $2,230 for the year ended June 30, 2022, which consisted of $11,662 rental income from a sub-lease in Cedar Park, Texas, and $9,432 for interest expense on a related party loan. Other income (expense) was ($66,976) for the year ended June 30, 2021, which consisted of $6,000 rental income from a sub-lease in Cedar Park, Texas, $8,388 for interest expense on a related party loan and finance costs related to stock warrants of $64,588.

Fiscal year Ended June 30, 2021

We incurred a net loss for the fiscal year ended June 30, 2021, of $1,965,358.

No revenue was earned or recognized during the fiscal year ended June 30, 2021. During our fiscal year ended June 30, 2021, we raised $1,686,174 from the sale of common stock. We also received a $150,000 loan from ISFFE, LLC a majority shareholder.

Liquidity and Capital Resources

Our cash balance at June 30, 2022 was $1,995,851 compared to $307,435 at June 30, 2021. We do not believe these cash reserves are sufficient to cover our expenses for our operations for fiscal year ending June 30, 2023. We will require additional funding for our ongoing operations.

At our current level of operations, we expend approximately $210,000 per month, meaning that we would require $2,520,000 in available cash to fund operations through June 30, 2023. However, our business plans anticipated that we would commence prototype testing and apply for approval of the FDA in this coming fiscal year. Such activities would require substantial additional capital, estimated to be approximately $5,000,000. We do not have any commitments to invest or loan such amount of capital. If we do not raise the capital required to implement our business plan, we may need to curtail necessary research and development activities, delay completion and testing of prototypes and defer the application for FDA approval. Such delays would have a materially adverse effect on our operations and our prospects for success as many of our competitors have substantially capital resources, research and development expertise, greater marketing abilities and international name recognition.

We may be required to offer rescission to certain investors in our Regulation A Offering. The Company was obligated to file its annual report for the year ended June 30, 2021, within 120 days after the end of the year. The Company did not file such reports on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. The Company offered rescission to investors who purchased shares during the period such filings were late and to return the amount invested per SEC guidelines. The Company estimates that an aggregate of approximately $234,000 was invested during the period from 6-30-21 to 3-3-22 during which such reports were late. None of the investors elected rescission and no amount has been accrued on the June 30, 2022 financial statements.

We plan to continue to fund our operations and capital funding needs through equity financing and the exercise of warrants issued in private placements. There is no assurance that we will be able to raise money through this offering or through the exercises of warrants. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

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Plan of Operation and Funding

We expect to continue research and development primarily through our relationship with Purdue University. We will also continue to establish relationships with prospective manufacturers, distributors, and large prospective customers. Existing working capital, further advances, together with anticipated capital raises and anticipated cash flow are not expected to be adequate to fund our operations over the next twelve months. Our CEO and other consultants and employees have agreed to defer payment of certain salaries or fees until we have adequate capital resources to implement our business plan. We have no lines of credit or other bank financing arrangements. We have financed operations to date through proceeds from the sale of our common stock, warrant exercises and convertible loans.

Management anticipates additional increases in operating expenses relating to: (i) developmental expenses; and (ii) marketing expenses. We intend to finance these expenses through the sale of additional shares of securities and through the exercise of outstanding warrants.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this annual report, we do not have any material commitments except the leases described in Note 5 to the Financial Statements.

Transactions with Related Parties

During the fiscal year ended June 30, 2022, the Company entered several transactions with related parties. For a description of such transactions, see Note 6 to the Financial Statements. Such transactions were undertaken to secure capital for the Company or to retain the employment or professional services of the related party. The transaction prices were not determined based on arm’s-length negotiations, although the Company believes that the prices were on terms no less favorable to the Company than those available from unrelated third parties. No fairness or other valuation opinions were obtained from third party valuation firms.

Purchase of Significant Equipment

We do not have any commitments to purchase, and do not intend to purchase, any significant equipment during the next twelve months.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Going Concern

As reflected in the accompanying financial statements, the Company had an accumulated deficit of $5,030,102 at June 30, 2022 and net loss from operations of $3,061,059.

The Company does not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of equity securities and related party advances. In addition, the Company is in the development stage and has not generated any revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue operations is dependent on the success of management’s plans and raising of capital through the issuance of equity securities, until such time that funds provided by operations are sufficient to fund working capital requirements.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash is insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements, included in Item 7.

Quantitative and Qualitative Disclosure About Market Risk.

Not applicable.

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Item 3. Directors and Officers

The current directors and officers as of the Company are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	69
Bruce Raben	President and Secretary	69
Ann M. Hawkins	Chief Financial Officer and Treasurer	68
Thomas G. Sors	Chief Science Officer	47
Jeff Spagnola	Chief Marketing Officer and Sales Director	62

Directors

Dr. Gregory Hummer	Director	69
Bruce Raben	Director	69

Devotion of Time by Executive Officers

All of the executive officers are part time contractors to the Company. The following table sets forth their monthly commitment based upon the number of hours currently worked.

Name	Commencement Date	Estimated Hourly Commitment (per week)
Dr. Gregory Hummer	October 1, 2020	40 hours
Bruce Raben	October 1, 2020	Up to 20 hours
Ann M. Hawkins	October 23, 2020	Up to 20 hours
Jeff Spagnola	October 13, 2020	Up to 20 hours
Thomas G. Sors	August 1, 2020	Up to 20 hours

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensors, LLC in 2015. Dr. Hummer has developed patented nanotechnology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad application including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO, Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of Blue Pearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “Blue Pearl”, a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer worked at St. Luke’s Hospital, as Treasurer of Medical Staff and Trauma Surgeon for 16 years.

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Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional Biochemistry and Computer Engineering, 1975. He is the author of over 20 published articles on High Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include, Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Thomas G. Sors, Chief Science Officer. Dr. Sors is Assistant Director of Purdue’s Institute of Inflammation, Immunology and Infectious Disease, where he works to drive strategic direction and manage daily operations of the Institute. Dr. Sors is also involved in the Indiana Clinical and Translational Sciences Institute (CTSI), where he has established a reputation for connecting investigators from across the region to core facilities and research collaborators at Purdue. Dr. Sors received his Ph.D. in Plant Physiology and Molecular Biology from the Department of Horticulture at Purdue University in 2008 and remained at Purdue to complete his post-doctoral research in the Department of Biochemistry.

Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLC., a law firm, both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association and Ohio Society of Certified Public Accountants. She is also admitted to United States Supreme Court, Supreme Court of the States of Ohio, Wisconsin, and Florida.

Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, Service Provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to Investors, Industry Analysts and Press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the Service Providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983). Born and raised in Cleveland Ohio, he and his wife Whitney now live in Kenwood, CA and have two grown children.

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Compensation of Directors and Executive Officers

The table below summarizes all compensation paid to our directors and officers for all services rendered in all capacities for the fiscal year ended on June 30, 2022.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Dr. Gregory Hummer(1)	Chief Executive Officer	–	–	$150,000
Bruce Raben	President	–	–	$60,000
Thomas G. Sors	Chief Science Officer	–	–	$26,312
Ann M. Hawkins(2)	Chief Financial Officer	–	–	–
Jeff Spagnola	Chief Marketing Officer and Sales Director	–	–	–

_________________

(1)	Compensation increases as the annualized revenue of the company increases. If annualized revenue is averaging $20,000,000, then the quarterly payment to Dr. Hummer increases to $200,000, if revenue is averaging $40,000,000, then the quarterly payment increases to $300,000 and if the revenue is averaging $50,000,000, then the quarterly payment increases to $400,000. Further increases are determined by the Board of Directors.
(2)	No compensation was paid directly to Ms. Hawkins. The Company paid $58,149 for accounting fees to Edward C. Hawkins & Co., Ltd., which is managed by Ms. Hawkins.

Employment and Consulting Agreements

The Company has not entered into any employment agreements with any executive officer but has entered into Contractor Agreements with each of Dr. Greg Hummer, Bruce Raben, Thomas G. Sors, Ann M. Hawkins, and Jeff Spagnola and has agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with IdentifySensors, LLC.

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, the Company currently is not a party to any indemnification agreement with any director or officer of the Company. The Company may enter into agreements to indemnify any or all of the Board of Directors or officers of the Company at some time in the future. The Company believes that these agreements could be necessary to attract and retain qualified persons as executive personnel of the Company.

Equity Incentive or Stock Option Plan

The Board of Directors and a majority of the stockholders of the Company have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which the Company may grant or award stock or options to purchase stock up to a maximum of 9,222,227 shares. The awards may be given to employees, consultants, directors or other persons who render services to the Company. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

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As of the date hereof, the Board of Directors have made the following awards to executive officers and key consultants:

NAME	NO. OF SHARES[1]	COMPANY REPURCHASE SCHEDULE

Thomas G. Sors	555,556	138,890 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Anne T. Hummer	416,667	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Lia A. Stanciu-Gregory	1,388,889	1,388,889 shares vested pursuant to her agreement and the remainder were forfeited upon the termination of her service for the Company.

Edmond DeFrank	111,112	All vest upon grant of patent, as long as within 4 years. Per a written action by the board of directors, 75% of the shares vested during the year ended June 30, 2022.

Rodney Corder	277,778	138,889 shares immediately and on January 8, 2022.

Bruce Raben	416,667	145,834 shares immediately, 145,834 shares on the first anniversary, and 125,000 shares on the second anniversary.

Patrick Roche	416,667	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

_________________

1 The number of shares above reflects the effect of a 1-for-3.6 reverse stock split effective as of September 30, 2020.

23

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership of our voting securities based on an aggregate of Common Shares issued and outstanding as of June 30, 2022. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Number and address of beneficial owner	Number of Shares	Nature of Beneficial Ownership	Percentage of class
Dr. Gregory Hummer(1)	42,277,778	Indirect	93.93%
Bruce Raben	145,834	Direct	*
Thomas G. Sors	164,931	Direct	*

All directors and Officers as a group	42,588,543		94.62%

*Less than one percent.

(1)	Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.

24

Item 5. Interest of Management and Others in Certain Transactions

Except as set forth below, the Company has not entered into any transaction for the period ended June 30, 2022; and currently there are no proposed transactions, in which either the Company or any of its subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of the Company’s directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Shares; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 84% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over the business and affairs of the Company.

No Ownership of the Intellectual Property

The Company has acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See “Description of Business—License Agreement” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which the Company’s products will be developed.

No Arms’-Length Agreements.

The agreements between the Company and Dr. Hummer or his affiliated entities have not been negotiated at arms’-length. While the Company believes that the terms and conditions of such agreements are fair to the Company, there can be no assurances that the Company could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Dr. Hummer, Ann Hawkins and Jeff Spagnola is obligated to devote their respective full time and energy to the Company business and each has other business activities that may require a substantial amount of time and attention. Additionally, Thomas G. Sors, the Chief Science Officer, is an employee of Purdue University and is engaged as a part time consultant to the Company. The Company will not, therefore, be entitled to the full time and energy of such personnel.

Item 6. Other Information

Not applicable.

25

Item 7. Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders IdentifySensors Biologics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of IdentifySensors Biologics Corp. (the “Company”) as of June 30, 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Company as of June 30, 2021, were audited by other auditors whose report dated April 8, 2022, expressed an unqualified opinion on those financial statements.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

2

Critical Audit Matter

The critical audit matter is communicated in the Going Concern paragraph above. Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Board and that: (1) relate to accounts or disclosures that are material to the financial statements and 2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole, and we are not, by communicating the critical audit matters above, providing separate opinions on the critical audit matters or on the other accounts or disclosure to which they relate.

Meaden & Moore, Ltd. Cleveland, Ohio

We have served as the Company's auditor since 2022 October 28, 2022

F-3

IdentifySensors Biologics Corp.

Balance Sheets

	June 30,	June 30,
	2022	2021
ASSETS
Current assets:
Cash	$1,995,851	$307,435
Prepaid expenses	43,791	104,078
Total current assets	2,039,642	411,513

Property, plant and equipment	75,582	–
Operating lease right-of-use asset	32,572	17,030
Security deposit	9,838	5,950
Total assets	$2,157,634	$434,493

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$173,258	$107,738
Accrued contractor expense	45,496	–
Accrued contractor expense – related party	640,525	215,000
Accrued legal and accounting – related party	86,937	58,786
Accrued payroll	8,109	–
Subscription refunds payable	9,173	9,173
Operating lease liability	15,677	18,472
Total current liabilities	979,175	409,169

Long term liabilities:
Operating lease liability	17,016	0
Note payable – related party	167,274	-----158,388
Total long term liabilities	184,290	158,388
Total liabilities	1,163,465	567,557

Stockholders' equity (deficit)
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued and outstanding as June 30, 2022 and June 30, 2021	–	–
Common stock, $0.0001 par value: 350,000,000 shares authorized; 46,603,550 shares issued and outstanding at June 30, 2022 and 44,849,439 at June 30, 2021	4,724	4,485
Additional paid-in capital	6,019,547	1,831,494
Accumulated deficit	(5,030,102)	(1,969,043)
Total stockholders' equity (deficit)	994,169	(133,064)
Total liabilities and stockholders' equity (deficit)	$2,157,634	$434,493

The accompanying notes are an integral part of these financial statements.

F-4

IdentifySensors Biologics Corp.

Statements of Operations

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2022	2021

Revenue	$–	$–

Operating expenses:
Research and development expenses	1,374,083	444,666
Marketing	388,035	–
Office and administrative expenses	1,047,234	963,212
Professional fees	253,937	489,524
Total operating expenses	3,063,289	1,897,402

Loss from operations	(3,063,289)	(1,897,402)

Other Income (Expense)
Interest expense	(9,432)	(8,388)
Finance cost	0	(64,588)
Rental income	11,662	6,000
Total Other Income (Expense)	2,230	(66,976)

Loss before provision for federal income taxes	(3,061,059)	(1,964,378)
Provision for federal income taxes	–	(980)
Net loss	$(3,061,059)	$(1,965,358)

Net loss per common share - basic and diluted	$(0.08)	$(0.04)

Weighted average common shares outstanding - basic and diluted	45,242,201	44,377,825

The accompanying notes are an integral part of these financial statements.

F-5

IdentifySensors Biologics Corp.

Statement of Changes in Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance - June 30, 2020	–	$–	–	$–	$–	$(3,685)	$(3,685)
Common stock issued for cash	–	–	42,657,149	4,266	1,681,908	–	1,686,174
Stock options vested	–	–	–	–	14,175	–	14,175
Warrants issued (compensation)	–	–	–	–	68,850	–	68,850
Warrants issued (finance cost)	–	–	–	–	64,588	–	64,588
Restricted stock awards vested	–	–	2,192,290	219	1,973	–	2,192
Net loss for the period	–	–	–	–	–	(1,965,358)	(1,965,358)

Balance - June 30, 2021	–	$–	44,849,439	$4,485	$1,831,494	$(1,969,043)	$(133,064)

Common stock issued for cash	–	–	980,223	99	3,460,245	–	3,460,344
Stock options vested	–	–	–	–	99,413	–	99,413
Warrants issued	–	–	–	63	627,698	–	627,761
Restricted stock awards vested	–	–	773,888	77	697	–	774
Net loss for the period	–	–	–	–	–	(3,061,059)	(3,061,059)
Balance - June 30, 2022	–	$–	46,603,550	$4,724	$6,019,547	$(5,030,102)	$994,169

The accompanying notes are an integral part of these financial statements.

F-6

IdentifySensors Biologics Corp.

Statements of Cash Flow

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2022	2021

Cash from operating activities:
Net loss	$(3,061,059)	$(1,965,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	100,187	85,217
Finance cost	–	64,588
Deferred taxes	–	980
Depreciation	1,315	–
Amortization	14,221	18,472
Changes in operating assets and liabilities:
Prepaid expenses	60,287	(104,078)
Operating lease right-or-use asset	(15,542)	(17,030)
Security deposit	(3,888)	(5,950)
Accounts payable and accrued liabilities	572,801	376,859
Accrued interest	8,886	8,388
Net cash used in operating activities	(2,322,792)	(1,537,912)

Cash from investing activities:
Purchase of equipment	(76,897)	–
Net cash used in investing activities	(76,897)	–

Cash flows from financing activities:
Issuance of common stock and warrants for cash	4,088,105	1,686,174
Proceeds from long-term loans	–	150,000
Proceeds from subscriptions to be refunded	–	9,173
Net cash provided by financing activities	4,088,105	1,845,347

Net change in cash	1,688,416	307,435
Cash - beginning of period	307,435	–
Cash - end of period	$1,995,851	$307,435

Supplemental Cash Flow Disclosures
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

The accompanying notes are an integral part of these financial statements.

F-7

Identifysensors biologics Corp

Notes to the Financial Statements

For the Year Ended June 30, 2022 and 2021

Note 1     Organization and Summary of Significant Accounting Policies

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation (“Company”) founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens specifically for Covid19 and to develop a test to detect Staph bacteria in hospitals.

As of June 30, 2022, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reverse Stock Split

On September 29, 2020, the Company amended its certificate of incorporation to implement a 1-for-3.6 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company adjusted the share amounts under its stock incentive plan, outstanding options and common stock.

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2022 or June 30, 2021. See Note 5 regarding rental revenue recognized as of June 30, 2022 and June 30, 2021.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of 3 months or less, are considered to represent cash and cash equivalents. There were no cash equivalents as of June 30, 2022, and 2021.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense was $1,315 as of June 30, 2022 and $0 as of June 30, 2021.

The Company primarily follows the straight line and Modified Accelerated Cost Recovering System (MACRS) methods of depreciation utilizing the following range of lives:

Class	Years
Software	3
Equipment	5

F-8

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2022.

The Company intends to file a U.S. federal tax return and other tax returns as required. All tax periods since inception remain open to examination.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the years ended June 30, 2022 and June 30, 2021 no interest and penalties associated with the Company’s tax positions have been recognized in the statements of operations or the balance sheet.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include, but are not limited to, product development, clinical and regulatory expenses, materials, supplies, and related subcontract expenses. The expenses assigned to molecular gene detection sensors are for product commercialization to Purdue University and outside contractors and manufacturers.  The Company is now in the phase of early manufacturing and seeking out manufacturing partners as well as government grants.

The research expenses are assigned to the research sensor project to demonstrate proof of principle in the detection of pathogens by rapid molecular gene identification in patients. Expenses support supplies and manpower to produce a working prototype.  These expenses include compensation support of key personnel and consultants to develop a commercialization plan.

Fair Value measurements

When required to measure assets or liabilities at fair value the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value of hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level I uses quoted prices in active markets for identical assets or liabilities. Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Basic and diluted earnings per share

Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding during the period plus the effect of potentially dilutive common stock equivalents, including stock options, warrants to purchase the Company’s common stock, restricted stock, and convertible note payable. For the year ended June 30, 2022, and 2021, potentially dilutive common stock equivalents not included in the calculation of diluted earnings per share because they were anti-dilutive are as follows:

	June 30, 2022	June 30, 2021

Warrants	303,475	50,925
Options	284,500	12,500
Total possible dilutive shares	587,975	63,425

F-9

Stock-based compensation

Stock-based compensation to employees and non-employees consist of stock options, warrants to purchase common stock and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant. The fair value of shares of common stock is based on trading price of the Company’s share.

The Company calculates the fair values of option and warrant grants utilizing the Black-Scholes pricing model. Assumptions used by the Company in using the Black-Scholes pricing include: 1) volatility based on the average volatility rate of similar companies, 2) risk free interest rate based on the U.S. Treasury yield for a term consistent with expected life of the awards in effect at the time of the grant, 3) the expected life of the option or warrants, and 4) expected cash dividend rate on shares of common stock. During the year ending June 30, 2022, and 2021 volatility was based on average rates for similar publicity traded companies.

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. The resulting stock-based compensation expense for employee awards is generally recognized on a straight-line basis over the vesting period of the award.

Common stock purchase warrants and derivative financial instruments

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement, or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Leases

Effective July 1, 2020, the Company has adopted FASB ASC 842. Pursuant to FASB ASC 842 operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Prospectively, the Company will adjust the right-of-use assets for straight-line rent expense, or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

Pursuant to FASB ASC 842, the Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Assumptions made by the Company at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

Reclassifications

Certain 2021 amounts have been reclassified to reflect 2022 presentation.

F-10

Note 2     Going Concern

The Company’s financial statements are prepared using U.S. GAAP, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the years ended June 30, 2022 and June 30, 2021 the Company had a net loss of $3,061,059 and $1,965,358, respectively. As of June 30, 2022 and June 30, 2021, the Company had an accumulated deficit of $5,030,102 and $1,969,043, respectively. The Company has not established sufficient revenue to cover its operating costs and will require additional capital to continue. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability as a going concern.

To continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources for the Company includes: the sales of equity instruments; traditional financing such as loans, and to obtain capital from management and significant stockholders sufficient to meet its minimum operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing this plan.

There is no assurance that the Company will be able to obtain sufficient additional funds needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3     Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASU Subtopic 470-20 “Debt-Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging-Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

Note 4     Income Taxes

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, based on current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of net deferred tax asset exists at June 30, 2022 and 2021. As of June 30, 2022, the net operating loss carried forward is $3,667,205.

F-11

The provision (benefit) for income taxes consists of the following:

Federal Income Tax	June 30, 2022	June 30, 2021
Current	$–	$–
Deferred	–	980

Total Federal Income Tax (provision)	$–	980

The Company’s current provision (benefit) for Federal income taxes of $980 is reconciled to the tax calculated at the statutory rate of 21% as follows:

	June 30, 2022	June 30, 2021
Federal taxes based on net loss
Before Federal tax expense	$(642,822)	$(395,676)
Add tax on the following:
Permanent differences	3,522	–
Temporary differences
Book-to-tax depreciation	(16,299)	(16,540)
Stock compensation expense	21,050	–
Unpaid related party expenses	117,037	–
Unpaid related party interest	1,981	–
Change in deferred taxes from net operating loss	515,531	413,196

Provision for Federal Income Taxes	$–	$980

Significant components of deferred income tax assets and liabilities follows:

	June 30, 2022	June 30, 2021
Deferred tax liability	$–	$–
Net operating loss carryover	642,822	396,656
Permanent differnces	3,522	–
Temporary differences	123,769	16,540
Valuation allowance	(770,113)	(413,196)
Net deferred tax asset (liability)	$–	$–

Note 5     Leases and Commitments

The Company entered into a lease agreement effective April 1, 2022, for a facility located in Shaker Heights, Ohio. The lease is a twenty-four-month lease with twenty-four monthly payments beginning on April 1, 2022. Base payments of $1,600 are due on the first day of each month. The lease is classified as an operating lease under FASB ASC 842 and a right of use asset is recorded on the balance sheet of $32,572 as of June 30, 2022, and a liability of $32,693 is recorded on the balance sheet as of June 30, 2022. Operating lease costs for the year ended June 30, 2022, and 2021 were $4,800 and $0, respectively.

The Company entered into a twelve month lease agreement effective June 1, 2022 for office space in Austin, Texas. The lease agreement provides for monthly payments of $2,050.00 per month. The lease is classified as a short term lease under FASB ASC 842, and is not reflected on the balance sheet. Lease payments for the year ended June 30, 2022 were $2,050.00.

The Company also entered into a lease agreement effective February 1, 2021, for a facility located in West Lafayette, Indiana. The lease is a twelve-month lease with ten monthly payments beginning on April 1, 2021. Base payments of $1,100 are due on the first day of each month along with an initial fee of $250. The lease is classified as a short-term lease under FASB ASC 842 and is not reflected on the balance sheet. Lease costs for the year ended June 30, 2022, and the 2021 were $15,300 and $3,550, respectively. The lease has a renewal option, which extends the terms for an additional year with the monthly base payment increasing by 3%. The Company did not exercise the renewal option.

F-12

The Company entered into a lease agreement effective November 1, 2020, for a facility located in Cedar Park, Texas. The lease is a thirteen-month lease with twelve monthly payments beginning on December 1, 2020. Base payments of $1,500 plus the Company’s share of reimbursable expenses are due on the first day of each month. Reimbursable expenses including taxes, insurance, CAM and association fees. The Company’s share of reimbursable expenses are estimated using $9 per rentable square feet. Monthly lease payments including the additional charge are $3,750. The lease is classified as an operating lease under FASB ASC 842 and a right of use asset is recorded on the balance sheet of $0 and $17,030 as of June 30, 2022 and 2021, respectively. A liability of $0 and $18,472 is recorded on the balance sheet as of June 30, 2022 and 2021, respectively. Operating lease costs for the year ended June 30, 2022 and 2021 were $48,750 and $27,692, respectively. The lease has a renewal option, which extends the terms for an additional year with a monthly base payment increasing to $1,750. The Company did not exercise the renewal option.

The Right-of-use assets are summarized below:

	June 30, 2022	June 30, 2021
Office Lease	$37,226	$43,354
Less accumulated amortization	(4,654)	(26,324)
Right-of-use, net	$32,572	$17,030

Amortization on the right-of -use asset is included in office and administrative expenses on the statements of operations.

Operating lease liabilities are summarized below:

	June 30, 2022	June 30, 2021
Office Lease	$32,693	$18,472
Less: current portion	(15,677)	(18,472)
Long term portion	$17,016	$–

Following is a maturity of annual undiscounted cash flows for operating lease liabilities as of June 30, 2022:

2023
Maturing in fiscal year ended	$17,744
Total	17,744
Less: Imputed interest	(728)
Liability recognized in the balance sheet	$17,016

The Company has subleased space in the facility located in Cedar Park, Texas. The agreement is a month-to-month rental that provides for monthly rental payments of $1,000. Rental income for the year ended June 30, 2022 and 2021 was $11,662 and $6,000, respectively.

Note 6     Related Party Transactions

Compensation owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Science Officer, President and Secretary, Chief Marketing Officer and Sales Director for services for the year ended June 30, 2022 and 2021, was as follows:

	June 30,	June 30,
	2022	2021

Chief Executive Officer	$400,000	$66,667
Chief Financial Officer and Treasurer	$40,000	$20,000
Chief Science Officer	$26,667	$8,333
President and Secretary	$80,000	$80,000
Chief Marketing Officer and Sales Director	$80,000	$40,000

On July 29, 2020, the Company borrowed $150,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate 6% per annum. The note and accrued interest shall be paid on the date that is one year after the maturity date of July 28, 2023, or within five days after the Company has received gross proceeds of at least $1,000,000 from the sale of common stock. Interest accrued on the note as of June 30, 2022, and June 30, 2021, was $17,274 and $8,388, respectively.

F-13

During the years ended June 30, 2022 and June 30, 2021, the Company incurred expenses for accounting services in the amount of $125,915 and $58,149, respectively to Edward C. Hawkins & Co., Ltd., an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2022, and June 30, 2021, the Company owed Edward C. Hawkins & Co., Ltd. $85,068 and $58,149, respectively.

During the years ended June 30, 2022 and June 30, 2021 the Company incurred expenses for legal services in the amount of $1,231and $13,012 respectively to Hawkins and Company LLC, an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2022, and June 30, 2021, the Company owed Hawkins and Company LLC $1,869 and $638, respectively.

During the years ended June 30, 2022 and 2021, the Company incurred expenses for consulting services in the amount of $331,330 and $115,727 respectively to Integra Ventures LLC, an entity fully owned by a partial owner of IdentifySensors Fresh Food Enterprises LLC. As of June 30, 2022, and June 30, 2021, the Company owed Integra Ventures LLC $13,858 and $21,033, respectively.

During the years ended June 30, 2022 and 2021, the Company incurred expenses for software development in the amount of $82,438 and $81,000, respectively to MCO Advantage, Ltd., an entity owned 50% by the Chief Executive Officer and 50% by another related party. The balance owed to MCO Advantage, Ltd. as of June 30, 2022, and June 30, 2021, was $0 and $0, respectively.

During the years ended June 30, 2022 and 2021, the Company incurred expenses for consulting and bookkeeping services in the amount of $40,000 and $10,000, respectively to Healthcare Office Systems Inc., an entity fully owned by a related party. The balance owed to Healthcare Office Systems Inc. as of June 30, 2022, and June 30, 2021, was $0 and $0, respectively.

Note 7 Stockholders’ Equity

Authorized Capital Stock

On June 11, 2020, the Company filed a Certificate of Incorporation with the State of Delaware to authorize the Company to issue 400,000,000 shares, consisting of 350,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock. The Company has two classes of common stock Reg. A and Reg. D. Both classes have the same voting rights and the same per share price of $4.50 as of June 30, 2022 and $4.25 per share as of June 30, 2021. Reg. D investors can qualify to receive warrants whereas Reg. A investors do not qualify.

	Reg A Shares	Reg D Shares
Outstanding as of June 30, 2020	–	–
Issued to consultants	–	2,192,290
Issued to investors	42,490,345	166,824
Outstanding as of June 30, 2021	42,490,345	2,359,114
Issued to consultants	–	773,868
Issued to investors	7,123	973,100
Outstanding as of June 30, 2022	42,497,468	4,106,082

Common Stock

During the year ended June 30, 2022, the Company had the following common stock transactions:

•	Issued 973,100 shares of Reg D common stock and 7,123 shares of Reg A common stock for total cash proceeds of $4,088,105.
•	Issued 773,888 shares of Reg D common stock associated with a restricted stock award to consultants of the Company. The Company values those shares at a par value of $0.001 per share.

During the year ended June 30, 2021, the Company had the following common stock transactions:

•	Issued 166,824 shares of Reg D of common stock and 42,490,345 Reg A shares for total cash proceeds of $1,686,174.
•	Issued 2,192,290 shares of Reg D common stock associated with a restricted stock award to consultants of the Company. The Company values those shares at a par value of $0.001 per share.

F-14

Stock Options

On July 1, 2020, the Company’s shareholder adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, consultants of the Company were awarded Restricted Stock Awards in 2020. Compensation expense is recognized over the vesting period of the awards based on the par value of the stock at the issue date, which for stock awards during the year ended June 30, 2022, was $.001 per share. The stock was not traded in an open market on the date of grant and par value has been determined by the Board of Directors. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

Total shares issuable under the plan were 9,722,222 at June 30, 2022, and 7,770,000 shares were granted during the year ended June 30, 2021, none were granted in 2022.

A summary of the changes in the Company’s awarded shares for the year ended June 30, 2022 follows:

	Shares	Par Value
Outstanding as of June 30, 2020	–	$–
Granted	7,770,000	7,770
Forfeited	–	–
Outstanding as of June 30, 2021	5,577,709	5,578
Exercisable as of June 30, 2021	2,192,291	$2,192

	Shares	Par Value
Outstanding as of June 30, 2021	5,577,709	$5,578
Granted	–	–
Forfeited	–	–
Outstanding as of June 30, 2022	4,803,822	4,804
Exercisable as of June 30, 2022	773,887	$774

As of June 30, 2022, there was $4,804 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 0.60 years.

As of June 30, 2021 there was $5,578 of total unrecognized compensation cost related to non-vested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of a 0.63 years.

The following summarizes the number of options granted and outstanding during the years ended June 30, 2022, and June 30, 2021:

Number of Shares
Outstanding, June 30, 2020:	–
Granted:	12,500
Expired or Forfeited:	–
Exercised:	–
Outstanding, June 30, 2021	12,500
Granted:	272,000
Expired or Forfeited:	–
Exercised:	–
Outstanding, June 30, 2022	284,500

Exercisable, June 30, 2022:	28,667

No options expired during the year ended June 30, 2022, or the year ended June 30, 2021.

F-15

The following summarizes the vesting schedules for the options:

Date of Grant	Number of Shares	Exercise Price	Percent Vested at Date of Grant	Percent Vested Monthly Thereafter	Expiration Date
March 10, 2021	12,500	$4.00	10.00%	6.00%	March 9, 2031

September 1, 2021	2,000	$5.25	100.00%	0.00%	September 1, 2026

October 8, 2021	100,000	$4.25	0.00%	n/a	October 8, 2026

January 1, 2022	30,000	$5.25	0.00%	2.78%	December 31, 2029

January 5, 2022	20,000	$4.25	0.00%	2.78%	December 31, 2029

February 1, 2022	30,000	$4.25	0.00%	4.17%	February 27, 2026

February 19, 2022	30,000	$4.00	0.00%	4.17%	February 27, 2026

April 1, 2022	30,000	$4.25	0.00%	2.78%	April 1, 2029

April 1, 2022	30,000	$4.25	0.00%	2.78%	April 1, 2029

All options vest as described above, provided the Optionee continues to provide continuous service to the Company.

The average remaining contractual life of the options outstanding was 9.43 years and 9.7 years as of June 30, 2022, and June 30, 2021, respectively.

The options are reported at fair value as determined at a valuation between $3.36 and $4.33 per share using the Black-Scholes method. An expected price volatility of 122%, a risk-free interest rate of 3.08%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2022. An expected price volatility of 124%, a risk-free rate of return of 1.94%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2021.

At June 30, 2022, the intrinsic value of the outstanding options was $15,412.

At June 30, 2021 the intrinsic value of the outstanding options was $3,125.

Warrants

Warrants the Company issues for services provided are recorded as compensation expense and included in office and administrative expense on the statements of operations. Compensation expense for warrants issued for the year ended June 30, 2022, and June 30, 2021, was $0 and $68,850, respectively.

The Company also issues warrants to common stockholders as part of a Regulation D offering based on specified levels of investment, which are detailed as follows:

Amount Invested	Number of Warrants	Exercise Price (per share)	Aggregate Exercise Price
$100,000 to 199,999	4,750	$5.25	$24,937.50
$200,000 to 299,999	11,425	$5.25	$59,981.25
$300,000 to 399,999	20,000	$5.25	$105,000.00
$400,000 or more	30,475	$5.25	$159,993.75

During the year ended June 30, 2022, the Company issued 252,550 warrants to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $4.70 per share. All warrants outstanding are exercisable as of June 30, 2022.

F-16

During the year ended June 30, 2021, the Company issued 50,925 warrants consisting of 22,500 shares for compensation and 28,425 shares to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $4.70 per share. All warrants outstanding were exercisable at June 30, 2021.

The following summarizes the number of shares of warrants during the years ended June 30, 2022, and the year ended June 30, 2021, respectively:

Number of Warrants
Outstanding, June 30, 2020:	–
Granted:	50,925
Exercised:	–
Expired:	–
Outstanding, June 30, 2021	50,925
Granted:	252,550
Exercised:	–
Expired:	–
Outstanding, June 30, 2022	303,475

The fair value of the warrants outstanding at June 30, 2022, using the Black-Scholes method, is estimated at $812,351. An expected average price volatility of 107%, an average risk-free interest rate of 3.07%, and a dividend yield of 0% was used in the calculation of the fair value. The intrinsic value of the warrants as of June 30, 2022, is $(752,768).

The fair value of the warrants outstanding at June 30, 2021, using the Black-Scholes method is estimated at $133,438. An expected average price volatility of 92%, an average risk-free interest rate of 1.85%, and a dividend yield of 0% was used in the calculation of the fair value. The intrinsic value of the warrants as of June 30, 2021, was $5,625.

Note 8     Compliance/Contingency

The Company was obligated to file its annual report for the year ended June 30, 2021, with the Securities and Exchange Commission within 120 days after the end of the year, and did not file the reports on a timely basis. As a result, the exemption from registration may not have been available for the sale of certain shares of common stock. The Company offered rescission to investors who purchased shares during the period such filings were late and to return the amount invested per the SEC guidelines. The Company estimates that an aggregate of $234,000.00 was invested during the period June 30, 2021 through March 3, 2022 during which reports were late. None of the investors requested refunds and no amount has been accrued on June 30, 2022 balance sheet.

Note 9     Subsequent Events

After the date of the financial statements, the Company issued 47,454 shares of stock and received proceeds of $214,450.

Management has evaluated subsequent events through of October 25, 2022, the date the financial statements were available to be issued.

F-17

Item 8 Exhibits

N/A

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Gregory Hummer
Dr. Gregory Hummer,
Chief Executive Officer and Director

Date: October 28, 2022

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Gregory Hummer	Chief Executive Officer and Director	October 28, 2022
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	October 28, 2022
Ann M. Hawkins

27